Exhibit 99.1

Hansen Medical Announces Preliminary First Quarter 2010 Revenue Results

7 Sensei® Robotic Catheter Systems Shipped and 624 Artisan™ Catheters Sold During Quarter

MOUNTAIN VIEW, CA, April 7, 2010 — Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in flexible robotics and a developer of next generation medical robotics designed for accurate positioning, manipulation and stable control of catheters and catheter-based technologies, today announced preliminary revenue results for the first quarter ended March 31, 2010.

Hansen Medical shipped seven Sensei® Robotic Catheter Systems in the later part of the quarter with an average sales price of approximately $690,000. The company has received payment for one of the seven systems shipped in the first quarter and payments on the remaining six systems are due during the second quarter. Consistent with the company’s revenue recognition policies, revenue will be recognized on these seven systems as they are installed and physicians are trained, which the company expects will occur during 2010.

The company expects first quarter revenues to be in the range of $2.5 million to $2.7 million. Revenues for the quarter are expected to include recognition of revenue for one Sensei system previously deferred from a prior period and for the shipment of 624 Artisan™ catheters at an average sales price of approximately $1,660. The expected range and components of 2010 first quarter revenues are estimates and are subject to change.

“We are encouraged with our results for the quarter in light of what has been a difficult time for the nation’s economy,” said Frederic Moll, M.D., president and chief executive officer of Hansen Medical. “We believe our system shipments and catheter unit sales reflect positively on the progress we have achieved in the electrophysiology market.”

From commercial launch through March 31, 2010, the company has shipped a cumulative total of 88 Sensei systems and recognized revenue on a total of 70 systems. The company shipped seven Sensei systems in the first quarter of 2010 compared to six Sensei systems in the fourth quarter of 2009. The company shipped approximately 624 Artisan catheters in the first quarter of 2010 compared to 539 catheters in the fourth quarter of 2009.

Hansen Medical will provide complete financial results in its regularly scheduled 2010 first quarter press release and conference call. The exact timing and details of this press release and conference call will be announced in the near future.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, Calif., develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. Its first product, the Sensei Robotic Catheter system, is a robotic navigation system that enables clinicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during complex cardiac arrhythmia procedures. The Sensei system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data and was cleared by the U.S. Food and Drug Administration (FDA) in May 2007 for manipulation and control of certain mapping catheters in Electrophysiology (EP) procedures. The safety and effectiveness of the Sensei system for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei system is cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, expectations, projections, estimates, goals, plans, objectives and future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the company’s expected operational and financial results for prior periods and projected operational and financial results for future periods. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the risk that changes in expected first quarter 2010 operational and financial results arise during the completion of financial statements for the period, the risk that installation, training and other steps required for revenue recognition of the seven systems shipped during the first quarter of 2010 do not occur as anticipated, and the risks and uncertainties inherent in our business, including uncertain timelines, costs and results of developing new products, potential safety and regulatory issues that could slow or suspend our sales; our ability to effectively sell, service and support our products; the rate of adoption of our systems and the rate of use of our catheters at customers that have purchased our systems; our ability to successfully manage our manufacturing, operating and other expenses, the scope and validity of intellectual property rights applicable to our products and competition from other companies; additional costs and resources necessary to address existing shareholder litigation regarding the restatement of our financial statements; potential claims and proceedings relating to our restatement; our ability to remediate material weaknesses in internal controls over financial reporting; and our ability to obtain additional financing to support our operations. These and other risks are described in greater detail under the heading “Risk Factors” contained in our periodic SEC filings, including our Annual Report on Form 10-K filed with the SEC on March 16, 2010. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design, Hansen Medical & Heart Design, Sensei, and IntelliSense are registered trademarks, and Artisan, CoHesion, Fine Force Technology, and Instinctive Motion are trademarks of Hansen Medical, Inc., in the United States and other countries.

Investor Contacts:

Peter Osborne

650.404.5800

peter_osborne@hansenmedical.com

Lasse Glassen

Financial Relations Board

213.486.6546

lglassen@mww.com

News Media Contact:

Amy Cook

925.552.7893

amy_cook@hansenmedical.com